Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 10, 2005 (except for Note 15, as to which the date is February 24, 2005), accompanying the financial statements of Eagle Hospitality Properties Trust, Inc. contained in the Registration Statement and Prospectus on Form S-11 filed pursuant to Rule 462(b) under the Securities Act of 1933. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON LLP

/s/ GRANT THORNTON LLP
Cincinnati, OH
June 8, 2005